Exhibit 99.1

Media Contact:	Investor Relations Contact:
Tim Deighton	List Underwood
(205) 264-4551	(205) 801-0265

Regions Reports Earnings for Third Quarter 2011

Adjusted pre-tax pre-provision income rises 8 percent linked quarter to $540 million

BIRMINGHAM, Ala. – (BUSINESS WIRE) – October 25, 2011 – Regions Financial Corporation (NYSE:RF) today reported financial results for the quarter ending September 30, 2011.

Key points for the quarter included:

•	Reported earnings of 8 cents per diluted share reflect continued improvement in core business performance

•	Adjusted pre-tax pre-provision income (PPI) totaled $540 million, increasing 8 percent linked quarter and 19 percent year-over-year

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Net interest income declined 1 percent and net interest margin decreased 3 basis points to 3.02 percent reflecting lower investment portfolio yields and an increase in cash reserves at the Federal Reserve

•	Non-interest revenue, excluding securities gains/losses and leveraged lease termination losses, was down 1 percent over the previous quarter to $748 million

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Non-interest expenses, adjusted for prior quarter’s branch consolidation and property and equipment charges, decreased 5 percent linked quarter to $1.06 billion driven by a reduction in salaries and benefits as well as lower FDIC premiums

•	Loan growth in the middle market commercial and industrial customer segment continued, with ending loans in this segment up 12.9 percent from one year ago

•	Funding mix continued to improve, as average low-cost deposits as a percentage of total deposits rose to 77.8 percent this quarter compared to 73.5 percent in the third quarter of last year

•	Non-performing loans, excluding loans held for sale, declined 3 percent sequentially and non-performing assets decreased 6 percent linked quarter and 20 percent year-over-year

•	Net charge-offs totaled $511 million, down 7 percent from prior quarter and 33 percent less than a year ago

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Loan loss provision of $355 million was $156 million less than net charge offs and $43 million lower than the prior quarter; loan loss allowance to non-performing loan coverage ratio of 1.09x and allowance for loan losses to net loans ratio of 3.73 percent

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Solid capital position with a Tier 1 Common ratio estimated at 8.2 percent and Tier 1 Capital ratio estimated at 12.8 percent; liquidity position remains strong with a loan-to-deposit ratio of 83 percent and cash held at the Federal Reserve of approximately $6 billion.

Earnings Highlights	Three months ended:
(In millions. except per share data)	September 30, 2011		June 30, 2011		September 30, 2010
	Amount	Dil. EPS	Amount	Dil. EPS	Amount	Dil. EPS
Earnings

Net interest income	$858		$864		$868
Securities gains (losses), net	(1)		24		2
Non-interest income, excluding securities gains	746		757		748
Non-interest expense	1,066		1,198		1,163
Pre-tax pre-provision income	537		447		455
Provision for loan losses	355		398		760
Net income (loss)	$155	$0.12	$109	$0.08	($155)	($0.13)
Preferred dividends and accretion	54	0.04	54	0.04	54	0.04
Net income (loss) available to common shareholders	$101	$0.08	$55	$0.04	($209)	($0.17)

GAAP to non-GAAP Reconciliation

Earnings per share as reported (GAAP)		$0.08		$0.04		($0.17)
Regulatory adjustments:
Regulatory charge and related tax benefit, net		0.00		(0.03)		0.00

Earnings per share, excluding regulatory adjustments		$0.08		$0.01		($0.17)
Significant items:
Securities (gains) losses, net		0.00		(0.01)		0.00
Branch consolidation and property and equipment charges		0.00		0.04		0.00

Adjusted earnings per share, excluding regulatory adjustments and significant items (non-GAAP)		$0.08		$0.04		($0.17)

Key ratios *

Net interest margin (FTE)	3.02%		3.05%		2.96%
Tier 1 Capital	12.8%		12.6%		12.1%
Tier 1 Common risk-based Ratio	8.2%		7.9%		7.6%
Tangible common stockholders’ equity to tangible assets (non-GAAP)	6.48%		6.18%		6.31%
Tangible common book value per share (non-GAAP)	$6.38		$6.15		$6.42

Asset quality

Allowance for loan losses as % of net loans	3.73%		3.84%		3.77%
Net charge-offs as % of average net loans~	2.52%		2.71%		3.52%
Non-accrual loans, excluding loans held for sale, as % of loans	3.41%		3.43%		3.99%
Non-performing assets as % of loans, foreclosed properties and non-performing loans held for sale	4.23%		4.39%		4.96%
Non-performing assets (including 90+ past due) as % of loans, foreclosed properties and non-performing loans held for sale	4.74%		4.98%		5.65%

*	Tier 1 Common and Tier 1 Capital ratios for the current quarter are estimated.
~	Annualized

Continued progress in executing business plan

Regions reported third quarter 2011 earnings available to common shareholders of $101 million, or 8 cents per diluted share, driven by continued solid business performance and strong expense management. Pre-tax pre-provision income on an adjusted basis (see supplement page 8) rose to $540 million, an 8 percent increase over the previous quarter and a 19 percent increase from a year ago. These improvements reflect the company’s continued success in growing profitable consumer and business loans, as well as low-cost deposits, while also controlling expenses.

“This quarter’s results demonstrate that we are making solid progress in executing our business plan and that our efforts are paying off,” said Grayson Hall, president and chief executive officer. “Although we are realistic about the challenges posed by an uncertain economy and faltering consumer and business confidence, we believe that focusing on the customer, enhancing enterprise-wide risk management and building sustainable performance are keys to our long term success.”

Credit quality

Total net charge-offs in the third quarter were $511 million, 33 percent less than a year ago. The provision for loan losses totaled $355 million or $156 million less than net charge-offs. The company’s loan loss allowance remained strong with allowance for loan losses as a percentage of net loans of 3.73% and the loan loss allowance to non-performing loan coverage ratio at 1.09x at September 30, 2011.

Inflows of non-performing loans increased $200 million to $755 million primarily driven by investor real estate, which was impacted by economic uncertainty and declining business and consumer confidence. Importantly, 63 percent of these credits were current and paying as agreed as of September 30, 2011, and 45 percent of ending Business Services’ non-performing loans were current and paying as agreed. Overall, on a linked quarter basis Business Services criticized loans declined 8 percent, non-performing loans, excluding loans held for sale, declined $74 million or 3 percent, non-performing assets decreased 6 percent and total delinquencies declined 7 percent. This quarter, the company executed strategic sales of problem assets totaling $660 million and moved $384 million of problem loans to held-for-sale.

As a result of new accounting guidance, accruing troubled debt restructurings, or TDRs increased $1.2 billion to $2.8 billion. Of the $2.8 billion, 91 percent were current and paying as agreed as of September 30, 2011. There was no material impact to the company’s overall loan loss allowance resulting from the increased TDRs.

Leveraging customer loyalty and competitive strengths

Retaining and profitably growing customers and core businesses is a key factor in achieving sustainable profitability, and the company is executing on its plans by leveraging customer loyalty and its extensive branch network. For example, the company plans to further diversify revenue by gradually growing its newly acquired credit card portfolio over time through strong cross-selling to its customer base, supported by disciplined pricing and underwriting.

In the third quarter, growth in lending to the middle market commercial and industrial customer segment continued, with ending loans in this segment up 12.9 percent from one year ago. Total commercial and industrial commitments grew $700 million, or 3 percent linked quarter, and have now grown for six consecutive quarters. Customers’ capital expenditures, mergers and acquisitions and refinancing remain major drivers of growth. Demand continues to be broad-based with increases in 55 percent of the company’s markets.

Focusing on profitable growth, the company’s aggregate loan yield increased 4 basis points compared with the prior quarter to 4.31 percent. This increase was primarily driven by the company’s credit card portfolio. Overall, ending loans declined 2 percent linked quarter reflecting a $1.5 billion decline in the Investor Real Estate portfolio. Over the past year the company has reduced this portfolio by 32 percent and investor real estate now comprises 14.9 percent of the total loan portfolio, down from 20.7 percent one year ago.

Improving funding mix

The company’s funding mix continued to improve during the quarter, as average low-cost deposits as a percentage of total deposits rose from 73.5 percent in the third quarter of 2010 to 77.8 percent this quarter. Overall, net interest income declined 1 percent linked quarter to $858 million. The company’s net interest margin was 3.02 percent, down 3 basis points compared with the prior quarter but 6 basis points higher than a year ago. This quarter’s decline was due to the impact of low long-term interest rates on prepayment activity and the resulting premium amortization in the investment portfolio. Conversely, during the third quarter, deposit costs declined 7 basis points to 0.46 percent and total funding costs declined 5 basis points to 0.75 percent.

Focused on growing fee income

Excluding securities gains/losses and leveraged lease termination losses, third quarter non-interest revenue was $748 million, down 1 percent over the previous quarter, but stable year-over-year. Non-interest revenue for the quarter reflected higher mortgage revenues and stable service charges, offset by a decline in capital markets revenues.

The decline in long term interest rates had a positive impact on mortgage revenue. Origination volume rose 9 percent with approximately half related to refinancings. Service charge income continued to remain strong due to the ongoing restructuring of our deposit accounts to fee-eligible and an increase in total spending activity by customers. An increase in active debit card usage has driven an 11 percent increase in total transactions year-to-date versus the prior year, which in turn has resulted in a 13 percent year-to-date increase in interchange income. The company has begun mitigating lost interchange income due to new regulations through account structure changes, implementation of new fees, as well as additional products and services.

Diligently reducing non-interest expenses

The company remains focused on strengthening its business performance through a continual emphasis on productivity and efficiency. The company has reduced headcount 3 percent year-to-date and will continue to rigorously review all expenses that do not impact investment opportunities or customer service. Customers will continue to be at the center of every decision, and any changes will maintain the company’s high standards of service quality.

Non-interest expenses for the quarter were $1.06 billion, 11 percent lower than the prior quarter. Excluding branch consolidation and property and equipment charges in the previous quarter, adjusted non-interest expense declined 5 percent. This quarter’s decline included a $32 million reduction in salaries and benefits expense and a $25 million reduction in FDIC premiums. These benefits were partially offset by an increase in credit-related expenses, which include other real estate expense, net gains/losses from loans sold from held-for-sale and credit-related personnel costs. These expenses accounted for 9 percent of third quarter’s adjusted non-interest expenses, and over time a significant amount of these costs are expected to be eliminated.

Regulatory reform

Effective October 1, 2011, the Federal Reserve implemented its final rule on debit card interchange fees mandated by the Durbin Amendment to the Dodd-Frank Act. As previously reported, based on the final ruling, the company estimates that the impact on annual debit interchange revenue will be approximately $170 million before any mitigation efforts. However, the company believes it will be able to completely mitigate this impact over time through revenue enhancements and expense management.

Strong capital and liquidity

Tier 1 common and Tier 1 capital ratios remained solid, ending the quarter at an estimated 8.2 percent and 12.8 percent, respectively, and on a Basel III pro-forma basis were 7.7 percent and 11.3 percent, above the respective 7 percent and 8.5 percent minimum requirements (see supplement page 22). The company’s liquidity at both the bank and the holding company remains strong as well. As of September 30, 2011, the company’s loan-to-deposit ratio was 83 percent.

About Regions Financial Corporation

Regions Financial Corporation, with $130 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, trust, securities brokerage, mortgage and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,800 banking offices and over 2,100 ATMs. Its investment and securities brokerage trust and asset management division, Morgan Keegan & Company Inc., provides services from over 300 offices. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward-looking statements

This press release may include forward-looking statements which reflect Regions’ current views with respect to future events and financial performance. The Private Securities Litigation Reform Act of 1995 (“the Act”) provides a “safe harbor” for forward-looking statements which are identified as such and are accompanied by the identification of important factors that could cause actual results to differ materially from the forward-looking statements. For these statements, we, together with our subsidiaries, claim the protection afforded by the safe harbor in the Act. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those described below:

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The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) became law on July 21, 2010, and a number of legislative, regulatory and tax proposals remain pending. Additionally, the U.S. Treasury and federal banking regulators continue to implement, but are also beginning to wind down, a number of programs to address capital and liquidity in the banking system. Proposed rules, including those that are part of the Basel III process, could require banking institutions to increase levels of capital. All of the foregoing may have significant effects on Regions and the financial services industry, the exact nature of which cannot be determined at this time.

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Regions’ ability to mitigate the impact of the Dodd-Frank Act on debit interchange fees through revenue enhancements and other revenue measures, which will depend on various factors, including the acceptance by our customers of modified fee structures for Regions’ products and services.

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The impact of compensation and other restrictions imposed under the Troubled Asset Relief Program (“TARP”) until Regions repays the outstanding preferred stock and warrant issued under the TARP, including restrictions on Regions’ ability to attract and retain talented executives and associates.

•	Possible additional loan losses, impairment of goodwill and other intangibles, and adjustment of valuation allowances on deferred tax assets and the impact on earnings and capital.

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Possible changes in interest rates may increase funding costs and reduce earning asset yields, thus reducing margins. Increases in benchmark interest rates would also increase debt service requirements for customers whose terms include a variable interest rate, which may negatively impact the ability of borrowers to pay as contractually obligated.

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Possible changes in general economic and business conditions in the United States in general and in the communities Regions serves in particular, including any prolonging or worsening of the current unfavorable economic conditions, including unemployment levels.

•	Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans.

•	Possible changes in trade, monetary and fiscal policies, laws and regulations, and other activities of governments, agencies, and similar organizations may have an adverse effect on business.

•	The current stresses in the financial and real estate markets, including possible continued deterioration in property values.

•	Regions’ ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support Regions’ business.

•	Regions’ ability to expand into new markets and to maintain profit margins in the face of competitive pressures.

•	Regions’ ability to develop competitive new products and services in a timely manner and the acceptance of such products and services by Regions’ customers and potential customers.

•	Regions’ ability to keep pace with technological changes.

•	Regions’ ability to effectively manage credit risk, interest rate risk, market risk, operational risk, legal risk, liquidity risk, and regulatory and compliance risk.

•	Regions’ ability to ensure adequate capitalization which is impacted by inherent uncertainties in forecasting credit losses.

•	The cost and other effects of material contingencies, including litigation contingencies, and any adverse judicial, administrative or arbitral rulings or proceedings.

•	The effects of increased competition from both banks and non-banks.

•	The effects of geopolitical instability and risks such as terrorist attacks.

•	Possible changes in consumer and business spending and saving habits could affect Regions’ ability to increase assets and to attract deposits.

•	The effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes, and the effects of man-made disasters.

•	Possible downgrades in ratings issued by rating agencies.

•	Potential dilution of holders of shares of Regions’ common stock resulting from the U.S. Treasury’s investment in TARP.

•	Possible changes in the speed of loan prepayments by Regions’ customers and loan origination or sales volumes.

•	Possible acceleration of prepayments on mortgage-backed securities due to low interest rates and the related acceleration of premium amortization on those securities.

•	The effects of problems encountered by larger or similar financial institutions that adversely affect Regions or the banking industry generally.

•	Regions’ ability to receive dividends from its subsidiaries.

•	The effects of the failure of any component of Regions’ business infrastructure which is provided by a third party.

•	Changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

•	The effects of any damage to Regions’ reputation resulting from developments related to any of the items identified above.

The words “believe,” “expect,” “anticipate,” “project,” and similar expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. We assume no obligation to update or revise any forward-looking statements that are made from time to time.

The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward-Looking Statements” and “Risk Factors” in Regions’ Annual Report on Form 10-K for the year ended December 31, 2010, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011, as on file with the Securities and Exchange Commission.

Use of non-GAAP financial measures

Page two of this earnings release presents computation of earnings and certain other financial measures excluding regulatory charge and related tax benefit (non-GAAP) and other significant items (non-GAAP),

Tier 1 common risk-based ratio and tangible common equity (non-GAAP). Page three of the financial supplement shows additional ratios based on return on average assets, tangible common stockholders’ equity, efficiency ratio, as well as the Tier 1 common risk-based ratio and computations of earnings and certain other financial measures excluding the regulatory charge and the federal income tax benefit related to the regulatory charge (non-GAAP). Tangible common stockholders’ equity ratios have become a focus of some investors, and management believes they may assist investors in analyzing the capital position of the company absent the effects of intangible assets and preferred stock. Traditionally, the Federal Reserve and other banking regulatory bodies have assessed a bank’s capital adequacy based on Tier 1 capital, the calculation of which is codified in federal banking regulations. In connection with the Supervisory Capital Assessment Program, these regulators began supplementing their assessment of the capital adequacy of a bank based on a variation of Tier 1 capital, known as Tier 1 common equity. While not codified, analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common stockholders’ equity and/or the Tier 1 common equity measure. Because tangible common stockholders’ equity and Tier 1 common equity are not formally defined by GAAP or codified in the federal banking regulations, these measures are considered to be non-GAAP financial measures and other entities may calculate them differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common stockholders’ equity and Tier 1 common equity, we believe that it is useful to provide investors the ability to assess Regions’ capital adequacy on these same bases.

Tier 1 common equity is often expressed as a percentage of risk-weighted assets. Under the risk-based capital framework, a bank’s balance sheet assets and credit equivalent amounts of off-balance sheet items are assigned to one of four broad risk categories. The aggregated dollar amount in each category is then multiplied by the risk weighted category. The resulting weighted values from each of the four categories are added together and this sum is the risk-weighted assets total that, as adjusted, comprises the denominator of certain risk-based capital ratios. Tier 1 capital is then divided by this denominator (risk-weighted assets) to determine the Tier 1 capital ratio. Adjustments are made to Tier 1 capital to arrive at Tier 1 common equity. Tier 1 common equity is also divided by the risk-weighted assets to determine the Tier 1 common equity ratio. The amounts disclosed as risk-weighted assets are calculated consistent with banking regulatory requirements.

Regions currently calculates its risk-based capital ratios under guidelines adopted by the Federal Reserve based on the 1988 Capital Accord (“Basel I”) of the Basel Committee on Banking Supervision (the “Basel Committee”). In December 2010, the Basel Committee released its final framework for Basel III, which will strengthen international capital and liquidity regulation. When implemented by U.S. bank regulatory agencies and fully phased-in, Basel III will change capital requirements and place greater emphasis on common equity. Implementation of Basel III will begin on January 1, 2013, and will be phased in over a multi-year period. The U.S. bank regulatory agencies have not yet finalized regulations governing the implementation of Basel III. Accordingly, the calculations provided below are estimates, based on Regions’ current understanding of the framework, including the Company’s reading of the requirements, and informal feedback received through the regulatory process. Regions’ understanding of the framework is evolving and will likely change as the regulations are finalized. Because the Basel III implementation regulations are not formally defined by GAAP and have not yet been finalized and codified, these measures are considered to be non-GAAP financial measures, and other entities may calculate them differently from Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using the Basel III framework, we believe that it is useful to provide investors the ability to assess Regions’ capital adequacy on the same basis.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. To mitigate these limitations, Regions has policies and procedures in place to identify and address expenses that qualify for non-GAAP presentation, including authorization and system controls to ensure accurate period to period comparisons. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes the regulatory charge and the federal income tax benefit related to the regulatory charge does not represent the amount that effectively accrues directly to stockholders (i.e. the regulatory charge is a reduction in earnings and stockholders’ equity).

See page 8 of the supplement to this earnings release for the computation of pre-tax pre-provision income (GAAP) to adjusted pre-tax pre-provision income (non-GAAP). See pages 19, 20, 21 and 22 of the supplement to this earnings release for 1) computation of GAAP net income (loss) available to common shareholders, earnings (loss) per common share and return on average assets to non-GAAP financial measures, 2) a reconciliation of average and ending stockholders’ equity (GAAP) to average and ending tangible common stockholders’ equity (non-GAAP), 3) a reconciliation of stockholders’ equity (GAAP) to Tier 1 capital (regulatory) and to Tier 1 common equity (non-GAAP regulatory), 4) a reconciliation of non-interest expense (GAAP) to adjusted non-interest expense (non-GAAP), 5) a reconciliation of non-interest income (GAAP) to adjusted non-interest income (non-GAAP), 6) a computation of the efficiency ratio (non-GAAP), and 7) a reconciliation of stockholders’ equity (GAAP) to Basel III Tier 1 capital (non-GAAP) and Basel III Tier 1 common (non-GAAP).

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